EXHIBIT 99.1

CNE Issues Preferred Stock and will Change its Board of Directors


NEW YORK -- November 3, 2005 -- CNE Group, Inc. (CNE:OTCBB), announced that it has issued 10 million shares of its Series AAA Preferred Stock (the "Preferred Stock") in connection with the acquisition by CNE's wholly-owned subsidiary, Arrow Resources Development Ltd., ("Arrow") of a marketing and distribution agreement with Arrow Pacific Resources' (APR). The Preferred Stock grants the holders thereof the right to cast 96% of all votes on any matter brought before CNE's stockholders for a vote.

APR and its affiliates, represented by its merchant banker, Empire Advisory, LLC ("Empire"), to whom the Preferred Stock has been issued, plan to change CNE's Board of Directors. In accordance with the provisions of Section 14(F) of the Securities Exchange Act of 1934 and Rule 14f-1, CNE is filing an Information Statement on or about November 4, 2005 with the Securities and Exchange Commission and sending this Statement to all of its stockholders of record to reflect this change, which will take place at a meeting of CNE's board of directors to be held on or about November 14, 2005. At this meeting George Benoit, Anthony S. Conigliaro, Charles W. Currie, and David W. Dube, who comprise all of CNE's current directors, will resign and will be replaced by Rudolph Karundeng, Peter J. Frugone, John E. McConnaughy, Jr. and John W. Allen, the designees of the Preferred Stock holders. Mr. Frugone is Empire's founder and Managing Director.

APR and its affiliated companies have initiated the commercial development of timber resources and a eucalyptus plantation operation in Papua, New Guinea. APR has been granted a license by the government of Papua, New Guinea for the development of plantation operations on more than 100,000 hectares of land and has entered into land leases with the owners of this property. Pursuant to the Marketing Agreement, which terminates in 2103, Arrow will act as APR's exclusive worldwide marketer and distributor for all of APR's timber and derivative products. The Marketing Agreement provides for Arrow to retain 10% of the gross sales generated by all plantation operations from all resources and all derivative products, such as paper, pulp and chips. Arrow will also operate as the publicly-listed management, financial and corporate operations arm for all of APR's timber activities.

APR plans to capitalize on the increasing demand for paper and timber products in developing international markets, most notably China, where it believes that increasing standards of living have created a demand for larger quantities of printed material, packaging, personal care paper products, and industrial paper supplies. APR believes that the proximity of its operations to this principal Asian market should provide Arrow with a competitive advantage in supplying that market.

APR anticipates that over a seven-year period, all sections of its plantation operations will be harvested, replanted and fertilized on a cyclical basis to perpetuate the renewable supply of eucalyptus trees for the production of paper. It believes that the application of a proprietary agro-biotechnology should enable the new trees to achieve a harvestable size within only 3-4 years.

The new board plans to elect Mr. Frugone as President and Chief Executive Officer and Rudolph Karundeng as Chairman of the Board and Senior Vice President and to retain Hans Karundeng as Senior Advisor. Hans Karundeng is APR's sole stockholder and Rudolph Karundeng's father. CNE plans to change its name to Arrow Resources Development Ltd.

Forward-looking Statement

Certain statements in this press release constitute "forward-looking statements" relating to CNE Group, Inc. and its subsidiarfies within the meaning of the Private Securities Litigation Reform Act of 1995.

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All statements regarding
future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

Contact

Investor & Public Relations
Harvey Goralnick/Alison Hart
FOCUS Partners LLC
212-752-9445
hg@focuspartners.com